Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP, INC. ANNOUNCES
RESULTS OF ANNUAL MEETING
FLINT, MICHIGAN, April 26, 2007 — Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that shareholders of the Company voted to amend Article I of the Corporation’s Amended and Restated Articles of Incorporation to change the name of the Corporation from Citizens Banking Corporation to Citizens Republic Bancorp, Inc. and elected the following Class III directors to serve a three year term: Richard J. Dolinski, William R. Hartman, Gary J. Hurand, Dennis J. Ibold, and Kendall B. Williams.
At its annual meeting of shareholders, management provided an update on the company, which is posted as a presentation on Citizens’ website, www.citizensbanking.com, under the investor relations section.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic serves communities in Michigan, Ohio and Wisconsin as Citizens Bank and in Iowa as F&M Bank, with 241 offices and 269 ATMs. Citizens Republic is the 2nd largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic is the 45th largest bank holding company headquartered in the United States with $13.3 billion in assets. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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